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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Artisoft, Inc.

We consent to the incorporation by reference herein of our report dated August 1, 2003, except for note 14 which is dated as of September 10, 2003, relating to the consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in Artisoft, Inc.'s June 30, 2003 annual report on Form 10-K, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Boston, Massachusetts
October 9, 2003